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                     January 17, 2024

       Terry Earley
       Chief Financial Officer
       Veritex Holdings, Inc.
       8214 Westchester Drive, Suite 800
       Dallas, TX 75225

                                                        Re: Veritex Holdings,
Inc.
                                                            Form 10-Q for
Fiscal Quarter Ended September 30, 2023
                                                            File No. 001-36682

       Dear Terry Earley:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance